Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related prospectus of The Goodyear Tire & Rubber Company for the registration of $850,000,000 of 5.000% Senior Notes due 2029 and $600,000,000 of 5.250% Senior Notes due 2031 and to the incorporation by reference therein of our report dated February 22, 2021, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company included in The Goodyear Tire & Rubber Company’s Current Report on Form 8-K dated May 13, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

Toledo, Ohio
March 17, 2022